Exhibit 97.1
Vistra Corp.
CLAWBACK POLICY

I.    SCOPE

The Clawback Policy (this “Policy”) applies to the current and former executive officers of Vistra Corp. (the “Company”), as determined by the Social Responsibility and Compensation Committee of the Board of Directors of the Company (the “Committee”) in accordance with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other senior executives or employees who may from time to time be deemed subject to this Policy by the Committee (collectively, the “Covered Individuals”).

This Policy shall be binding and enforceable against all Covered Individuals and their beneficiaries, heirs, executors, administrators or other legal representatives.

II.    PURPOSE

This Policy provides for the Recoupment (as defined below) of certain executive compensation in the event of an accounting restatement of its financial statements resulting from material noncompliance with any financial reporting requirement under the federal securities laws. This Policy is designed to comply with Section 10D of the Exchange Act, the rules promulgated thereunder, and the applicable rules or listing standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.

The Company is firmly committed to achieving compliance with all applicable securities laws and regulations. The Company also believes this Policy reinforces the Company’s pay-for-performance compensation philosophy and further aligns the Company’s executives’ interests with those of our stockholders.

III.    POLICY

In the event the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws, including any required accounting restatement (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each, an “Accounting Restatement”), the Committee will reasonably promptly require Recoupment of any Overpayment (as defined below) received by any Covered Individual during the three completed fiscal years immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years.

This Policy does not apply to Incentive Compensation (as defined below) received by a person: (i) prior to becoming a Covered Individual; or (ii) if the person was not a Covered Individual at any time during the performance period for the applicable Incentive Compensation.

IV.    AMOUNT SUBJECT TO RECOUPMENT

The amount to be recovered shall be the excess of the Incentive Compensation received by each Covered Individual during the three completed fiscal years immediately preceding the Accounting Restatement over the amount that would have been paid based on the restated financial results, without regard to taxes paid (the “Overpayment”).

For Incentive Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the amount will be based on a reasonable estimate by the Committee of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive Compensation was received, and the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the national exchange on which the Company’s securities are listed.

V.    METHOD OF RECOUPMENT

The Committee shall recover any Overpayment reasonably, promptly, and in accordance with this Policy, unless such recovery would be impracticable, as determined by the Committee in accordance with Rule 10D-1 of the Exchange Act and the applicable listing standards of the national securities exchange on which any of the Company’s securities are listed.

The method or methods for recouping Incentive Compensation, as determined by the Committee in its reasonable discretion, may include, but shall not be limited to: (i) requiring direct repayment of cash Incentive Compensation previously paid; (ii) offsetting any or all of the Overpayment from any compensation otherwise owed by the Company and its subsidiaries to the Covered Individual; (iii) seeking the recovery of any gain realized from the vesting, exercise, settlement, sale, transfer or other disposition of equity-based awards granted as Incentive Compensation; (iv) cancelling, in whole or in part, outstanding vested or unvested equity awards; and/or (v) taking any other remedial or recovery action permitted by law.

Any right of Recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, cash-based bonus plan or program, or similar agreement and any other legal remedies available to the Company.

VI.    EFFECTIVE DATE

This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Individuals on or after that date (including Incentive Compensation granted after the Effective Date pursuant to arrangements existing prior to the Effective Date). Notwithstanding the foregoing, this Policy shall only apply to Incentive Compensation received (as determined pursuant to this Policy) on or after October 2, 2023.

VII.    NO ADDITIONAL PAYMENTS

In no event shall the Company be required to award a Covered Individual an additional payment if the restated or accurate financial results would have resulted in a higher Incentive Compensation payment.

VIII.    NO INDEMNIFICATION

The Company shall not indemnify any Covered Individual against the loss of any Incentive Compensation that is recovered under this Policy. Each Covered Individual agrees that any recovery or attempted recovery of an Overpayment will not constitute a “Covered Proceeding” (or similar term under any Indemnification Agreement) and will not otherwise be subject to indemnification under any such Indemnification Agreement. Further, each Covered Individual agrees, as a condition of receiving any Incentive Compensation, that this Policy will and does amend any Indemnification Agreement to the extent necessary to give effect to this Policy.

IX.    GOVERNANCE / IMPLEMENTATION

This Policy shall be administered by the Committee. The Committee will have full and final authority to interpret, administer, apply and make all determinations with respect to this Policy. All actions taken and all interpretations and determinations made by the Committee will be final, conclusive and binding on the Company, Covered Individuals and any other affected individuals. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.

The Committee shall report to the Company’s Board of Directors (the “Board”) any Recoupment determination made with respect to a Covered Individual.

The Board reserves the right to modify or amend this Policy from time to time in its discretion without prior notice and shall amend this Policy as it deems necessary to reflect final regulations adopted by the

Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.

The Company will make prudent efforts to notify relevant employees when a material change to this Policy has been made, but employees are responsible for their own up-to-date knowledge about Company policies and procedures.

X.    DEFINITIONS / KEY TERMS

Incentive Compensation – For purposes of this Policy, “Incentive Compensation” means any compensation that is earned, granted or vested based wholly or in part upon the attainment of any Financial Reporting Measure (as defined below) of the Company, including, but not limited to, (i) non-equity incentive plan awards that are earned solely or in part by satisfying a Financial Reporting Measure performance goal; (ii) bonuses paid from a bonus pool, where the size of the pool is determined solely or in part by satisfying a Financial Reporting Measure performance goal; (iii) other cash awards based on satisfaction of a Financial Reporting Measure performance goal; (iv) restricted stock, restricted stock units, stock options, stock appreciation rights, and performance share units that are granted or vest solely or in part based on satisfaction of a Financial Reporting Measure performance goal; and (v) proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part based on satisfaction of a Financial Reporting Measure performance goal. Incentive Compensation shall be deemed received by the Covered Individual in the fiscal period in which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the vesting, payment or grant of Incentive Compensation occurs after the end of that period.

Indemnification Agreement – For purposes of this Policy, “Indemnification Agreement” means any agreement, understanding or document (including by-laws, articles of incorporation or similar documents) that indemnifies or purports to indemnify any Covered Individual for losses incurred as a result of such Covered Individual’s service to the Company or its subsidiaries or affiliates.

Financial Reporting Measure – For purposes of this Policy, “Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing financial statements, and any measure derived wholly or in part from such measure; and (ii) stock price and total shareholder return.

Recoupment – For purposes of this Policy, “Recoupment” means the recapture, recovery, cancellation or forfeiture of compensation to, or similar actions regarding, a Covered Individual, whether or not such compensation already has been paid or has vested.

Restatement Date – For purposes of this Policy, “Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

Adopted by the Board of Directors: August 3, 2023

ATTACHMENT

ATTESTATION AND ACKNOWLEDGEMENT OF POLICY FOR THE RECOVERY OF OVERPAYMENT

By my signature below, I acknowledge and agree that:
•I have received and read the attached Clawback Policy (this “Policy”).
•I hereby agree to abide by all of the terms of this Policy both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any Overpayment to the Company as determined in accordance with this Policy.

Signature:_____________________________________________

Name:                         Date:

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